Exhibit 99.1

News Release	2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com
Baker Hughes Announces Receipt of Director Nominations from Halliburton

HOUSTON – (Nov. 14, 2014) – Baker Hughes Incorporated (NYSE: BHI) today announced receipt of notice from Halliburton Company that it intends to nominate candidates to replace the entire board of directors of Baker Hughes at its Apr. 2015 annual meeting.

The nominations followed discussions between the parties regarding a potential business combination transaction, and Halliburton's refusal to improve its first and only value proposal. Baker Hughes considers the notice to be an attempt by Halliburton to pressure the Baker Hughes board into accepting a transaction with Halliburton on Halliburton's terms.

The discussions began after Baker Hughes received an unsolicited proposal from Halliburton without prior notice on Oct. 13, 2014 to acquire all of the outstanding shares of the Company in a proposed transaction that Halliburton claimed would produce $2 billion in synergies after any required divestitures. The discussions continued over the following weeks and substantial progress was made in analyzing the substantial antitrust issues that would be involved in any such transaction, allocating antitrust risk between Halliburton and Baker Hughes, and negotiating merger documentation.

After receiving the Company’s counter proposal on value, Halliburton refused to increase its first and only value proposal and, among other things, refused not to solicit the Company’s employees during the period before closing. Instead, Halliburton delivered the director nomination notice to the Company.

Martin Craighead, Chairman and CEO of Baker Hughes stated: “Baker Hughes is disappointed that Halliburton has chosen to seek to replace the entire Baker Hughes board rather than continue the private discussions between the parties. Baker Hughes believes that Halliburton’s various attempts at coercive tactics, instead of being willing to negotiate a reasonable value for the Company’s stock and despite having stated twice that they have room to increase the value of their offer, are attempts to control both sides of a negotiation and are entirely inappropriate.”

News Release	2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Consistent with its fiduciary duties, the Baker Hughes board, in consultation with its financial and legal advisors, has carefully reviewed and considered Halliburton’s initial proposal and unanimously determined that it is not at an adequate value level and therefore not in the best interests of the Company’s stockholders.

Accordingly, the Company’s stockholders are advised to not take any action at this time. Mr. Craighead sent the attached responses to Halliburton’s CEO during the negotiation process.

Baker Hughes is evaluating the director nomination notice for compliance with its by-laws.

Goldman, Sachs & Co. is serving as financial advisor to the Company and Davis Polk & Wardwell LLP is serving as legal counsel to the Company.

Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company’s 61,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes, visit: www.bakerhughes.com.

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CONTACTS:

Investor Relations:	Trey Clark, +1.713.439.8039, trey.clark@bakerhughes.com
Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com

Media Relations:	Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com

BAKER HUGHES

2929 Allen Parkway, Suite 2100
Houston, TX 77019-2118
Direct: 713-439-8600
Fax: 713-439-8699
www.bakerhughes.com

November 4, 2014

David J. Lesar
Chairman of the Board and Chief Executive Officer
Halliburton
3000 North Sam Houston Parkway East
Houston, Texas 77032

Dear Dave:

I am writing on behalf of the Board of Directors of Baker Hughes Incorporated in response to your letter of yesterday, November 3. Your letter demonstrates that despite the fact that we have approached your acquisition proposal with full dedication, responding expeditiously and with an open mind, Halliburton insists on pressuring our Board to make a decision without the full and careful consideration necessary to protect our stockholders.

The threshold question is whether Halliburton has offered compelling financial consideration commensurate with the overall value of Baker Hughes and the risks associated with your proposal. In addition, we have both agreed that a combination of Halliburton and Baker Hughes will raise significant issues under the antitrust laws of the United States and other jurisdictions. Your proposal has numerous complexities and it remains unclear whether there are workable solutions that appropriately address the antitrust risk and the completion risk. All these factors must be as carefully analyzed by our Board, with the assistance of our financial and legal advisors, as they have been analyzed by your board and advisors over an extended period of many months.

Finally, the timing predicament with respect to director nominations, which Halliburton asserts that it is facing, is one of its own making. The November 14 nomination deadline in our bylaws is clear and a matter of public record. After having taken the time Halliburton felt it needed to prepare its proposal, it chose to inform Baker Hughes of its intention when it would create an unrealistic timing situation and then attempted to impose deadlines that are inconsistent with both the realities of a large, complex transaction of this type and the appropriate review we owe our stockholders. Please understand that our Board is working to ensure optimal value creation for our stockholders and their decision cannot and will not be dictated by anyone else's timing.

Numerous points in your letter mischaracterize our dialogue to date and inhibit an even-handed discussion. I note some of these below, not in an attempt to be argumentative but simply to emphasize a few points.

- The statement about the unavailability of our antitrust counsel to meet with your antitrust counsel is incorrect. Our counsel offered to rearrange her schedule to meet three days earlier than the October 30 meeting date. Her offer was declined by your representatives. In any case, the meeting on October 30 was valuable.

- Nearly two weeks ago I advised you that I had a long-planned, overseas business trip, but that I would have a team working diligently to analyze your proposal and they would continue to do so during my absence. Our team has done exactly that, continues the process of doing so, and I am in constant contact with them each day.

- As our chief legal officer has communicated to your general counsel, we do not believe that our by-laws governing the deadline for you to notify us of director nominations may be amended or waived without our publicly disclosing such action and your acquisition proposal. We strongly disagree with your suggestion to the contrary.

- Our chief legal officer has explained to your general counsel in writing on multiple occasions that the draft confidentiality agreement proposed by Halliburton is inappropriate for the transaction you propose but that Baker Hughes is prepared to execute a confidentiality agreement in the form of one previously signed by both companies in 2005 that pertained to potential discussions regarding such a transaction. As a courtesy, he provided a copy of that agreement to your general counsel when requested.

We have made progress in analyzing both the regulatory and financial aspects of your proposal. We are proceeding with this review and consideration. As you must realize, much of our progress is internal and very time consuming, including reviewing your valuation proposal and claims of potential synergies with our financial advisors and considering and analyzing the range of antitrust risks and potential remedies. Meetings and discussions with you are not the predominant measure of progress, and the meetings you are requesting would be premature until we have fully prepared for them. Let me assure you that we are moving with great effort and speed in order to be properly prepared as soon as possible if it makes sense for us to fully engage together in the coming days.

As I have previously told you, our Board is analyzing and discussing this proposal, and we will respond to you by November 10. Given the many months of internal analysis and consideration by Halliburton to address the issues associated with your proposal before you even contacted us, it is not reasonable to suggest that our efforts to respond in less than a month from receiving it is in any way unreasonable.

Sincerely,

Martin A. Craighead

Chairman and Chief Executive Officer
Baker Hughes Incorporated

2929 Allen Parkway, Suite 2100
Houston, TX 77019-2118
Direct: 713-439-8600
Fax: 713-439-8699
www.bakerhughes.com

November 9, 2014

David J. Lesar
Chairman of the Board and Chief Executive Officer
Halliburton
3000 North Sam Houston Parkway East
Houston, Texas 77032

Dear Dave,

I am writing on behalf of the Board of Directors of Baker Hughes Incorporated. The Board, with the assistance of its advisors has reviewed and thoroughly considered your October 13 proposal. Our Board believes your proposal does not adequately reflect the value of Baker Hughes. In addition, while you have expressed confidence in successfully resolving the significant antitrust issues inherent in your proposal, the draft merger agreement you sent us does not adequately address certainty of closure nor does it provide any compensation to Baker Hughes should a proposed transaction fail to close. Accordingly, we find that your current proposal is not in the best interests of Baker Hughes and its stockholders.

As previously discussed, our Board remains open minded to the possibility of discussions concerning a possible transaction once you have communicated a revised outline of key terms that our Board considers to be at an acceptable level. Those terms must include a reverse termination fee to compensate Baker Hughes for the time, effort and business disruption of a failed process in the event the transaction does not obtain all necessary approvals, your agreement to accommodate all demands of any relevant governments (world-wide), and a termination fee payable in the event that the stockholders of Halliburton vote against any transaction. In summary, we are willing to promptly engage with you, but only if the price and terms provide a basis for discussions.

Sincerely,

Martin S. Craighead
Chairman and Chief Executive Officer

From: Craighead, Martin S
Date: November 12, 2014 at 3:09:55 PM CST
To: Dave Lesar
Subject: Re:

Dave

I acknowledge receipt of your email of 10:53 this morning. I am very disappointed by your complete unwillingness to show any flexibility on your initial value proposal, but have discussed your message with our Board.

Your initial (and only) value proposal of October 13 was not and is not at an adequate value level and therefore, for that reason alone, not in the best interests of the stockholders of Baker Hughes.

I reiterated to you last Sunday that, after careful review, our Board was concerned with value, and with certainty of closure, given the very significant antitrust risk we both see associated with the potential transaction. Through our teams’ respective efforts we have made substantial progress in key areas, but not with respect to value to the Blue stockholders.

1. We have constructively engaged in addressing areas of antitrust risk (including a lengthy meeting of our antitrust counsel), and have reached an understanding acceptable to both parties.

2. We have also responded to your counsel's draft merger agreement by providing a complete markup - a markup that you have acknowledged provides a basis for a speedy negotiation.

3. But, in response to our value counterproposal, you continue to be unwilling to improve your first and only proposal.

Our Board has signaled a clear willingness to negotiate and I have very constructively pursued the matter to facilitate reaching an acceptable value level that will enable our board to accept a transaction. We continue to believe in the strong future of Baker Hughes and, at the appropriate value level, would share your excitement about the possibility of combining Baker Hughes and Halliburton for the benefit of our stockholders. But as we have previously indicated, you must improve the value of your proposal if there is to be an agreed transaction. My counter proposal to you yesterday was a very reasonable basis on which to reach agreement. Your intransigence is not a reasonable response and your demand that we accept your offer in the next four hours, and threat to conduct a proxy contest to try to control both sides of this negotiation are entirely inappropriate.

Martin